Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE THIRD QUARTER OF 2022

Third Quarter 2022 Highlights:

•
Hess Midstream Operations LP extended the maturity of its $1.4 billion credit facilities through July 2027.
•
Net income was $159.4 million. Net cash provided by operating activities was $234.7 million.
•
Net income attributable to Hess Midstream LP was $23.2 million, or $0.53 basic earnings per Class A share, after deduction for noncontrolling interests.
•
Adjusted EBITDA1 was $253.6 million, Distributable Cash Flow1 was $214.8 million and Adjusted Free Cash Flow1 was $155.6 million.
•
Throughput volumes increased 24% for gas processing, 20% for gas gathering, and 12% for water gathering compared with the prior-year quarter primarily due to increased Hess drilling activity, higher gas capture and higher gas processing volumes in the third quarter of 2022 following the planned turnaround at the Tioga Gas Plant in the third quarter of 2021.

Guidance:

•
Following a strong volume recovery in the third quarter of 2022, Hess Midstream LP is raising its full year 2022 guidance for net income and Adjusted EBITDA, compared with the midpoint of the prior guidance range; the updated net income guidance is approximately $630 million and the updated Adjusted EBITDA guidance is approximately $990 million.

•
Hess Midstream LP is reiterating its annual distribution per share growth target of 5% through at least 2024 with expected annual distribution coverage greater than 1.4x, including distribution coverage greater than 1.5x in 2022.
•
Hess Midstream LP is reaffirming its previously announced expectation of continued growth in Adjusted EBITDA through 2024 and continued Adjusted Free Cash Flow generation sufficient to fully fund growing distributions and provide capital allocation flexibility.

HOUSTON, October 26, 2022—Hess Midstream LP (NYSE: HESM) (“Hess Midstream”) today reported third quarter 2022 net income of $159.4 million compared with net income of $131.1 million for the third quarter of 2021. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $23.2 million, or $0.53 basic earnings per Class A share compared with $0.39 basic earnings per Class A share in the year-ago quarter. Hess Midstream generated Adjusted EBITDA of $253.6 million. Distributable Cash Flow (“DCF”) for the third quarter of 2022 was $214.8 million and Adjusted Free Cash Flow was $155.6 million.

“We delivered a solid quarter driven by a substantial recovery in Hess production and increased gas capture,” said John Gatling, President and Chief Operating Officer of Hess Midstream. “We are raising our 2022 operational and financial guidance, reflecting our expectation for continued strong performance through the end of the year. We remain focused on increasing gas capture, generating free cash flow and returning capital to our shareholders.”

(1) Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow are non‑GAAP measures. Definitions and reconciliations of these non‑GAAP measures to GAAP reporting measures appear in the following pages of this release.

Hess Midstream’s results contained in this release are consolidated to include the noncontrolling interests in Hess Midstream Operations LP owned by affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners (“GIP” and together with Hess, the “Sponsors”). We refer to certain results as “attributable to Hess Midstream LP,” which exclude the noncontrolling interests in Hess Midstream Operations LP owned by the Sponsors.

Financial Results

Revenues and other income in the third quarter of 2022 were $334.8 million compared with $303.9 million in the prior-year quarter. Third quarter 2022 revenues included $22.1 million of pass-through electricity, produced water trucking and disposal costs and certain other fees and $27.0 million of shortfall fee payments related to minimum volume commitments (“MVC”) compared with $28.7 million and $31.6 million, respectively, in the prior-year quarter. Third quarter 2022 revenues and other income were up $30.9 million compared to the prior-year quarter primarily due to higher gas and water throughput volumes and slightly higher tariff rates. Total costs and expenses in the third quarter of 2022 were $130.8 million, down from $144.7 million in the prior-year quarter. The decrease was primarily attributable to the Tioga Gas Plant maintenance turnaround expenses in the prior year quarter, and lower pass-through expenses, partially offset by $5.9 million in actual and estimated remediation costs associated with a produced water release in August 2022. Interest expense in the third quarter of 2022 was $39.9 million, up from $28.0 million in the prior-year quarter primarily attributable to the $750.0 million 4.25% fixed-rate senior notes issued in August 2021 and $400.0 million 5.50% fixed-rate senior notes issued in April 2022.

Net income for the third quarter of 2022 was $159.4 million, or $0.53 basic earnings per Class A share, after deduction for noncontrolling interests, compared with $0.39 basic earnings per Class A share in the year-ago quarter reflecting reduced noncontrolling interests after the unit repurchase transactions completed over the period. Substantially all of income tax expense was attributed to earnings of Class A shares reflective of our organizational structure. Net cash provided by operating activities for the third quarter of 2022 was $234.7 million.

Adjusted EBITDA for the third quarter of 2022 was $253.6 million. Relative to distributions, DCF for the third quarter of 2022 of $214.8 million resulted in an approximately 1.6x distribution coverage ratio. Adjusted Free Cash Flow for the third quarter of 2022 was $155.6 million.

In July 2022, Hess Midstream Operations LP extended the maturity of its $1.4 billion credit facilities, consisting of a $1.0 billion senior secured revolving credit facility and a fully drawn $400.0 million senior secured term loan, through July 2027. Borrowings under the revolving credit facility and the term loan bear interest based on the Secured Overnight Financing Rate plus an applicable margin.

Operational Highlights

In September 2022, Hess Midstream brought online the second of two new greenfield compressor stations planned for 2022. In aggregate, the new stations provide an additional 85 MMcf/d of installed capacity and can be expanded up to 130 MMcf/d in the future.

Throughput volumes increased 24% for gas processing and 20% for gas gathering in the third quarter of 2022 compared with the third quarter of 2021 primarily due to higher gas capture in the current year quarter and the Tioga Gas Plant turnaround in the prior year quarter. Water gathering volumes increased 12% reflecting continued steady organic growth of our water handling business. Throughput volumes in the third quarter of 2022 compared with the third quarter of 2021 decreased 4% for crude oil gathering and 1% for terminaling due to lower third party volumes.

Capital Expenditures

Capital expenditures for the third quarter of 2022 totaled $60.6 million, including $59.2 million of expansion capital expenditures and $1.4 million of maintenance capital expenditures, and were primarily attributable to continued expansion of our gas compression capacity. Capital expenditures in the prior-year quarter were $59.1 million, including $51.7 million of expansion capital expenditures and $7.4 million of maintenance capital expenditures, and were primarily attributable to expansion of our compression capacity and the Tioga Gas Plant turnaround.

Quarterly Cash Distributions

On October 24, 2022, our general partner’s board of directors declared a quarterly cash distribution of $0.5627 per Class A share for the third quarter of 2022, an approximate increase of 1.2% over the distribution for the prior quarter consistent with Hess Midstream's targeted 5% growth in annual distributions per Class A share. The distribution is expected to be paid on November 14, 2022 to shareholders of record as of the close of business on November 3, 2022.

Guidance

Hess Midstream continues to target 5% annual distribution growth per Class A share through at least 2024 with expected annual distribution coverage greater than 1.4x, including distribution coverage greater than 1.5x in 2022. In 2022, Hess Midstream expects revenues that are 95% protected by MVCs, as Hess Midstream’s physical volumes are generally expected to be at or below MVC levels. For 2023 and 2024, Hess Midstream continues to expect organic growth in physical volumes above MVC levels.

Hess Midstream is updating its full year 2022 financial guidance and updating full year throughput guidance as follows:

Year Ending
December 31, 2022
(Unaudited)
Financials (in millions)
Net income	$	~630
Adjusted EBITDA	$	~990
Distributable cash flow	$	~840
Expansion capital expenditures	$	~225
Maintenance capital expenditures	$	~10
Adjusted free cash flow	$	~615

Year Ending
December 31, 2022
(Unaudited)
Throughput volumes
Gas gathering - MMcf of natural gas per day	~345
Crude oil gathering - MBbl of crude oil per day	~98
Gas processing - MMcf of natural gas per day	~330
Crude terminals - MBbl of crude oil per day	~105
Water gathering - MBbl of water per day	~75

Investor Webcast

Hess Midstream will review third quarter financial and operating results and other matters on a webcast today at 12:00 p.m. Eastern Time. For details about the event, refer to the Investor Relations sections of our website at www.hessmidstream.com.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Hess and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Reconciliation of U.S. GAAP to Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. “Adjusted EBITDA” presented in this release is defined as reported net income (loss) before net interest expense, income tax expense, depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash and non‑recurring items, if applicable. “Distributable Cash Flow” or “DCF” is defined as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. We define “Adjusted Free Cash Flow” as DCF less expansion capital expenditures and ongoing contributions to equity investments. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, DCF and Adjusted Free Cash Flow to reported net income (GAAP) and net cash provided by operating activities (GAAP), are provided below. Hess Midstream is unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow to projected net cash provided by operating activities without unreasonable effort.

	Third Quarter
	(unaudited)
	2022		2021

(in millions, except ratio and per-share data)
Reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income:
Net income	$159.4		$131.1
Plus:
Depreciation expense	45.5		41.5
Proportional share of equity affiliates' depreciation	1.3		1.3
Interest expense, net	39.9		28.0
Income tax expense (benefit)	7.5		3.1
Adjusted EBITDA	253.6		205.0
Less:
Interest, net(1)	37.4		26.1
Maintenance capital expenditures	1.4		7.4
Distributable cash flow	$214.8		$171.5

Reconciliation of Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$234.7		$182.0
Changes in assets and liabilities	(20.9)		(3.9)
Amortization of deferred financing costs	(2.4)		(1.9)
Proportional share of equity affiliates' depreciation	1.3		1.3
Interest expense, net	39.9		28.0
Earnings from equity investments	2.8		3.0
Distribution from equity investments	(1.4)		(3.1)
Other	(0.4)		(0.4)
Adjusted EBITDA	$253.6		$205.0
Less:
Interest, net(1)	37.4		26.1
Maintenance capital expenditures	1.4		7.4
Distributable cash flow	$214.8		$171.5
Less:
Expansion capital expenditures	59.2		51.7
Adjusted free cash flow	$155.6		$119.8
Distributed cash flow	135.0		129.3
Distribution coverage ratio	1.6	x	1.3	x
Distribution per Class A share	$0.5627		$0.5104

(1) Excludes amortization of deferred financing costs.

Guidance
Year Ending
December 31, 2022
(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow to net income:
Net income	$630
Plus:
Depreciation expense(1)	190
Interest expense, net	145
Income tax expense	25
Adjusted EBITDA	$990
Less:
Interest, net(2), and maintenance capital expenditures	150
Distributable cash flow	$840
Less:
Expansion capital expenditures	225
Adjusted free cash flow	$615

(1) Includes proportional share of equity affiliates' depreciation
(2) Excludes amortization of deferred financing costs.

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our maintenance or expansion projects; our projected budget and capital expenditures and the impact of such expenditures on our performance; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: the direct and indirect effects of the COVID-19 global pandemic and other public health developments on our business and those of our business partners, suppliers and customers, including Hess; the ability of Hess and other parties to satisfy their obligations to us, including Hess’ ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; the actual volumes we gather, process, terminal or store for Hess in excess of our MVCs and relative to Hess' nominations; fluctuations in the prices and demand for crude oil, natural gas and NGLs, including as a result of the COVID-19 global pandemic; changes in global economic conditions and the effects of a global economic downturn on our business and the business of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

Media Contact:

Robert Young

(713) 496-6076

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third	Third	Second
	Quarter	Quarter	Quarter
	2022	2021	2022
Statement of operations
Revenues
Affiliate services	$334.2	$303.9	$313.0
Other income	0.6	-	0.4
Total revenues	334.8	303.9	313.4
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	79.6	98.1	67.8
Depreciation expense	45.5	41.5	45.0
General and administrative expenses	5.7	5.1	5.3
Total costs and expenses	130.8	144.7	118.1
Income from operations	204.0	159.2	195.3
Income from equity investments	2.8	3.0	1.0
Interest expense, net	39.9	28.0	37.4
Income before income tax expense (benefit)	166.9	134.2	158.9
Income tax expense (benefit)	7.5	3.1	7.1
Net income	$159.4	$131.1	$151.8
Less: Net income attributable to noncontrolling interest	136.2	121.2	129.8
Net income attributable to Hess Midstream LP	$23.2	$9.9	$22.0

Net income attributable to Hess Midstream LP per Class A share:
Basic	$0.53	$0.39	$0.51
Diluted	$0.53	$0.38	$0.50
Weighted average Class A shares outstanding
Basic	44.0	25.0	43.7
Diluted	44.1	25.1	43.7

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Nine Months Ended September 30,
	2022	2021
Statement of operations
Revenues
Affiliate services	$959.3	$887.5
Other income	1.3	-
Total revenues	960.6	887.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	213.9	221.5
Depreciation expense	134.9	122.1
General and administrative expenses	17.0	16.6
Total costs and expenses	365.8	360.2
Income from operations	594.8	527.3
Income from equity investments	4.2	8.6
Interest expense, net	108.6	74.0
Income before income tax expense (benefit)	490.4	461.9
Income tax expense (benefit)	19.6	9.2
Net income	$470.8	$452.7
Less: Net income attributable to noncontrolling interest	408.7	423.2
Net income attributable to Hess Midstream LP	$62.1	$29.5

Net income attributable to Hess Midstream LP per Class A share:
Basic:	$1.54	$1.27
Diluted:	$1.52	$1.25
Weighted average Class A shares outstanding
Basic	40.5	23.1
Diluted	40.5	23.2

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third Quarter 2022
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$182.0	$121.7	$30.5	$-	$334.2
Other income	-	-	0.6	-	0.6
Total revenues	182.0	121.7	31.1	-	334.8
Costs and expenses	.
Operating and maintenance expenses (exclusive of depreciation shown separately below)	48.9	25.1	5.6	-	79.6
Depreciation expense	26.9	14.5	4.1	-	45.5
General and administrative expenses	2.8	1.0	0.2	1.7	5.7
Total costs and expenses	78.6	40.6	9.9	1.7	130.8
Income (loss) from operations	103.4	81.1	21.2	(1.7)	204.0
Income from equity investments	-	2.8	-	-	2.8
Interest expense, net	-	-	-	39.9	39.9
Income before income tax expense (benefit)	103.4	83.9	21.2	(41.6)	166.9
Income tax expense (benefit)	-	-	-	7.5	7.5
Net income (loss)	103.4	83.9	21.2	(49.1)	159.4
Less: Net income (loss) attributable to noncontrolling interest	84.5	68.7	17.2	(34.2)	136.2
Net income (loss) attributable to Hess Midstream LP	$18.9	$15.2	$4.0	$(14.9)	$23.2

	Third Quarter 2021
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$157.3	$111.1	$35.5	$-	$303.9
Total revenues	157.3	111.1	35.5	-	303.9
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	38.1	55.7	4.3	-	98.1
Depreciation expense	25.4	12.0	4.1	-	41.5
General and administrative expenses	2.1	1.4	0.2	1.4	5.1
Total costs and expenses	65.6	69.1	8.6	1.4	144.7
Income (loss) from operations	91.7	42.0	26.9	(1.4)	159.2
Income from equity investments	-	3.0	-	-	3.0
Interest expense, net	-	-	-	28.0	28.0
Income before income tax expense (benefit)	91.7	45.0	26.9	(29.4)	134.2
Income tax expense (benefit)	-	-	-	3.1	3.1
Net income (loss)	91.7	45.0	26.9	(32.5)	131.1
Less: Net income (loss) attributable to noncontrolling interest	83.0	40.5	24.4	(26.7)	121.2
Net income (loss) attributable to Hess Midstream LP	$8.7	$4.5	$2.5	$(5.8)	$9.9

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Second Quarter 2022
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$166.2	$116.5	$30.3	$-	$313.0
Other income	-	-	0.4		0.4
Total revenues	166.2	116.5	30.7	-	313.4
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	41.8	20.8	5.2	-	67.8
Depreciation expense	26.6	14.4	4.0	-	45.0
General and administrative expenses	2.6	1.0	0.2	1.5	5.3
Total costs and expenses	71.0	36.2	9.4	1.5	118.1
Income (loss) from operations	95.2	80.3	21.3	(1.5)	195.3
Income from equity investments	-	1.0	-	-	1.0
Interest expense, net	-	-	-	37.4	37.4
Income before income tax expense (benefit)	95.2	81.3	21.3	(38.9)	158.9
Income tax expense (benefit)	-	-	-	7.1	7.1
Net income (loss)	95.2	81.3	21.3	(46.0)	151.8
Less: Net income (loss) attributable to noncontrolling interest	77.6	66.3	17.5	(31.6)	129.8
Net income (loss) attributable to Hess Midstream LP	$17.6	$15.0	$3.8	$(14.4)	$22.0

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	Third	Third	Second
	Quarter	Quarter	Quarter
	2022	2021	2022

Throughput volumes
Gas gathering - Mcf of natural gas per day	370	309	309
Crude oil gathering - bopd	102	106	88
Gas processing - Mcf of natural gas per day	354	285	292
Crude terminals - bopd	110	111	93
NGL loading - blpd	11	8	9
Water gathering - blpd	83	75	65

		Nine Months Ended September 30,
		2022	2021
Throughput volumes
Gas gathering - Mcf of natural gas per day		335	316
Crude oil gathering - bopd		96	111
Gas processing - Mcf of natural gas per day		321	297
Crude terminals - bopd		104	118
NGL loading - blpd		11	13
Water gathering - blpd		73	73